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                                                          EXHIBIT 23.3


                       CONSENT OF INDEPENDENT AUDITORS

    We hereby consent to the incorporation by reference into the Registration Statement on Form S-8 pertaining to the Horizon/CMS Healthcare Corporation 1996 Employee Stock Purchase Plan of Horizon/CMS Healthcare Corporation of our report dated August 3, 1995, except for Note 6 and Note 19 for which the date is September 26, 1995; Note 14 for which the date is September 12, 1995; and Note 20 for which the date is September 27, 1995, with respect to the consolidated financial statements and schedule of Continental Medical Systems, Inc. included in the Horizon/CMS Healthcare Corporation Annual Report (Form 10-K) for the year ended May 31, 1996, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP

                                                    Ernst & Young LLP

Harrisburg, Pennsylvania
September 26, 1996